Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FIRST QUARTER 2018 RESULTS

REFLECTING STRONG MEDICAL COST PERFORMANCE

•	First quarter net income increased 30% to $1.3 billion with margins improving across the company’s business segments. Adjusted net income of $5.41 per share grew by 15.6% year over year.

•	Benefit Expense Ratio came in better than expected at 81.5%, reflecting the impact of Anthem’s integrated clinical and care management programs on overall healthcare costs for our members.

•	Medical enrollment declined sequentially by approximately 0.6 million members, or 1.5%, totaling approximately 39.6 million members as of March 31, 2018. The Company now expects medical enrollment to be between 40.1—40.3 million for the full year 2018.

•	Generated operating cash flows of $2.2 billion, or 1.7 times net income.

•	Completed the acquisition of America’s 1st Choice during the quarter, adding 135 thousand Medicare Advantage lives in central Florida, including a 5 STAR plan.

•	Second quarter 2018 dividend of $0.75 per share declared to shareholders.

Indianapolis, Ind. – April 25, 2018 – Anthem, Inc. (NYSE: ANTM) reported strong first quarter 2018 financial results and improved margins while continuing to make strategic investments in growth initiatives.

“We are pleased with our first quarter 2018 financial performance, which reflects our commitment to strong medical cost performance by effectively leveraging community based innovative and integrated clinical and value based care models across our markets,” said Gail K. Boudreaux, President and CEO. “Throughout 2018, we are prioritizing investments to create a more flexible infrastructure that can quickly respond to the evolving needs of our customers and the changing healthcare environment. We are also driving an increased focus on executional excellence across the organization. I see further opportunity for Anthem as we continue to unlock the full potential of our company to deliver consistently strong financial performance and future growth.”

Based on first quarter results and the business outlook for the remainder of the year, Anthem has increased its outlook for 2018 adjusted net earnings to be greater than $15.30* per share.

*	Refer to the GAAP reconciliation tables on page 13.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 39.6 million members at March 31, 2018, a decrease of 1.0 million members, or 2.5% percent, from 40.6 million at March 31, 2017. The enrollment decrease was driven predominantly by a reduced footprint in the Individual ACA-compliant marketplace. Enrollment gains in fee-based services were partially offset by declines in Local Group insured membership. Medicaid enrollment declined by 120,000 individuals while Medicare grew by 237,000 lives.

Medical enrollment declined by 616 thousand lives sequentially during the first quarter of 2018. The decrease reflected enrollment declines in the Individual and Local Group fully-insured businesses, partially offset by growth in the National, Medicare, and BlueCard® businesses.

Operating Revenue: Operating revenue was $22.3 billion in the first quarter of 2018, flat compared to the $22.3 billion in the prior year quarter. The results reflected premium rate increases to cover overall cost trends across our business as well as the return of the health insurance tax in 2018. Revenues also increased due to the acquisitions of Health Sun and America’s 1st Choice as well as organic membership growth in the Medicare business. These increases were offset by a reduced footprint in the Individual ACA-compliant marketplace and membership declines in the Local Group fully-insured and Medicaid businesses.

Benefit Expense Ratio: The benefit expense ratio was 81.5 percent in the first quarter of 2018, a decrease of 220 basis points from 83.7 percent in the prior year quarter. The decrease was primarily driven by the return of the health insurance tax in 2018 and improved medical cost performance across our business segments.

Medical claims reserves established at December 31, 2017 developed moderately better than the Company’s expectation during the first quarter of 2018.

Medical Cost Trend: For the full year 2018, the Company continues to expect underlying Local Group medical cost trend to be in the range of 6.0% +/- 50 basis points.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.3 days as of March 31, 2018, an increase of 0.9 days from 39.4 days as of December 31, 2017.

SG&A Expense Ratio: The SG&A expense ratio was 15.3 percent in the first quarter of 2018, an increase of 100 basis points from 14.3 percent in the first quarter of 2017. The increase, as expected, was primarily driven by the return of the health insurance tax in 2018 as well as the impact of increased investment spend in 2018 to support growth initiatives. The increase was partially offset by the Penn Treaty assessments that were recorded in the first quarter of 2017 and lower administrative spend from expense efficiency initiatives.

Operating Cash Flow: Operating cash flow was $2.2 billion, or 1.7 times net income in the first quarter of 2018. For the first quarter of 2017, operating cash flow was $2.7 billion, or 2.7 times net income.

Share Repurchase Program: During the first quarter of 2018, the Company repurchased 1.7 million shares of its common stock for $395 million, or a weighted-average price of $233.51. As of March 31, 2018, the Company had approximately $6.8 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2018, the Company paid a quarterly dividend of $0.75 per share, representing a distribution of cash totaling $191.9 million.

On April 24, 2018, the Audit Committee declared a second quarter 2018 dividend to shareholders of $0.75 per share. On an annualized basis, this equates to a dividend of $3.00 per share. The second quarter dividend is payable on June 25, 2018 to shareholders of record at the close of business on June 8, 2018.

Investment Portfolio & Capital Position: During the first quarter of 2018, the Company recorded net realized losses on financial instruments totaling $26.1 million and other-than-temporary impairment losses totaling $7.9 million. During the first quarter of 2017, the Company recorded net realized gains of $7.3 million and other-than-temporary impairment losses totaling $8.1 million.

As of March 31, 2018, the Company’s net unrealized gain position in the investment portfolio was $18.7 million, consisting entirely of fixed maturity securities. The adoption of a change in accounting standards has resulted in the Company accounting for changes in the value of equity securities in realized gains or losses. As of March 31, 2018 cash and investments at the parent company totaled approximately $1.1 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.
Reportable Segment Highlights
(Unaudited)
(In millions)	Three Months Ended March 31
	2018	2017	Change
Operating Revenue
Commercial & Specialty Business	$9,066.4	$10,289.6	(11.9)%
Government Business	13,262.4	12,025.7	10.3%
Other	13.5	4.2	221.4%

Total Operating Revenue[1]	22,342.3	22,319.5	0.1%

Operating Gain / (Loss)
Commercial & Specialty Business	$1,408.4	$1,302.4	8.1%
Government Business	490.9	318.6	54.1%
Other	(31.4)	(35.6)	NM [2]

Total Operating Gain[1]	1,867.9	1,585.4	17.8%
Operating Margin
Commercial & Specialty Business	15.5%	12.7%	280 bp
Government Business	3.7%	2.6%	110 bp
Total Operating Margin[1]	8.4%	7.1%	130 bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,408.4 million in the first quarter of 2018, an increase of $106.0 million, or 8.1 percent, from $1,302.4 million in the first quarter of 2017. The increase was primarily driven by the Penn Treaty assessments that were recorded in the first quarter of 2017 and improved medical cost performance. The increase was partially offset by a reduced footprint in the Individual ACA-compliant marketplace and increased investment spend to support our growth initiatives.

Government Business: Operating gain in the Government Business segment was $490.9 million in the first quarter of 2018, an increase of $172.3 million, or 54.1 percent, from $318.6 million in the first quarter of 2017. The increase reflects the impact of the HealthSun and America’s 1st Choice acquisitions as well as organic membership increases in the Medicare business, and retroactive revenue adjustments in the Medicaid business. The increase was partially offset by increased investment spend to support our growth initiatives.

Other: The Company reported an operating loss of $31.4 million in the Other segment for the first quarter of 2018, compared with an operating loss of $35.6 million in the prior year quarter.

OUTLOOK

Full Year 2018:

•	Net income is now expected to be greater than $14.12 per share, including approximately $1.18 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $15.30 per share.

•	Medical membership is now expected to be in the range of 40,100,000 - 40,300,000. Fully-insured membership is expected to be in the range of 14,800,000 - 14,900,000 and self-funded membership is now expected to be in the range of 25,300,000 - 25,400,000.

•	Operating revenue is now expected to be in the range of $91.0 - $92.0 billion.

•	Benefit expense ratio is now expected to be in the range of 84.4% plus or minus 30 basis points.

•	SG&A ratio is now expected to be in the range of 15.4% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $4.0 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 13 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

877-209-9920 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0932 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 432033. The replay will be available from 11:00 a.m. EDT today, until the end of the day on May 9, 2018. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg, 317-488-6887	Jill Becher, 414-234-1573
Chris.rigg@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 74 million people served by its affiliated companies, including nearly 40 million within its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.
Membership Summary
(Unaudited and in Thousands)

				Change from
	March 31, 2018	March 31, 2017	December 31, 2017	March 31, 2017	December 31, 2017
Medical Membership
Customer Type
Local Group	15,649	15,697	15,870	(0.3)%	(1.4)%
Individual	755	1,886	1,588	(60.0)%	(52.5)%
National:
National Accounts	7,861	7,794	7,683	0.9%	2.3%
BlueCard®	5,652	5,652	5,521	—%	2.4%

Total National	13,513	13,446	13,204	0.5%	2.3%
Medicare	1,713	1,476	1,545	16.1%	10.9%
Medicaid	6,436	6,556	6,475	(1.8)%	(0.6)%
FEP®	1,562	1,573	1,562	(0.7)%	—%

Total Medical Membership	39,628	40,634	40,244	(2.5)%	(1.5)%

Funding Arrangement
Self-Funded	25,299	25,073	24,966	0.9%	1.3%
Fully-Insured	14,329	15,561	15,278	(7.9)%	(6.2)%

Total Medical Membership	39,628	40,634	40,244	(2.5)%	(1.5)%

Reportable Segment
Commercial & Specialty Business	29,917	31,029	30,662	(3.6)%	(2.4)%
Government Business	9,711	9,605	9,582	1.1%	1.3%

Total Medical Membership	39,628	40,634	40,244	(2.5)%	(1.5)%

Other Membership
Life and Disability Members	4,641	4,715	4,700	(1.6)%	(1.3)%
Dental Members	5,786	5,859	5,864	(1.2)%	(1.3)%
Dental Administration Members	5,357	5,395	5,342	(0.7)%	0.3%
Vision Members	6,781	6,793	6,867	(0.2)%	(1.3)%
Medicare Advantage Part D Members	912	668	702	36.5%	29.9%
Medicare Part D Standalone Members	316	324	318	(2.5)%	(0.6)%

Anthem, Inc.
Consolidated Statements of Income
(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2018	2017	Change
Revenues
Premiums	$20,902.8	$20,951.3	(0.2)%
Administrative fees	1,408.8	1,363.2	3.3%
Other revenue	30.7	5.0	NM

Total operating revenue	22,342.3	22,319.5	0.1%
Net investment income	229.2	207.2	10.6%
Net realized gains/(losses) on financial instruments	(26.1)	7.3	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(7.9)	(9.6)	(17.7)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	1.5	NM

Other-than-temporary impairment losses recognized in income	(7.9)	(8.1)	(2.5)%

Total revenues	22,537.5	22,525.9	0.1%

Expenses
Benefit expense	17,045.9	17,542.8	(2.8)%
Selling, general and administrative expense:
Selling expense	318.2	348.6	(8.7)%
General and administrative expense	3,110.3	2,842.7	9.4%

Total selling, general and administrative expense	3,428.5	3,191.3	7.4%
Interest expense	184.2	235.0	(21.6)%
Amortization of other intangible assets	79.5	41.8	90.2%
Loss on extinguishment of debt	19.1	—	NM

Total expenses	20,757.2	21,010.9	(1.2)%

Income before income tax expense	1,780.3	1,515.0	17.5%
Income tax expense	467.8	505.1	(7.4)%

Net income	$1,312.5	$1,009.9	30.0%

Net income per diluted share	$4.99	$3.73	33.8%

Diluted shares	262.8	270.4	(2.8)%
Benefit expense as a percentage of premiums	81.5%	83.7%	(220	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.3%	14.3%	100	bp
Income before income taxes as a percentage of total revenue	7.9%	6.7%	120	bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.
Consolidated Balance Sheets

(In millions)	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,630.6	$3,608.9
Fixed maturity securities	17,091.5	17,377.3
Equity securities	2,341.9	3,599.2
Other invested assets, current	24.3	17.2
Accrued investment income	160.2	162.5
Premium and self-funded receivables	6,255.9	6,184.9
Other receivables	2,305.2	2,266.5
Income taxes receivable	—	341.9
Securities lending collateral	612.2	455.1
Other current assets	3,552.3	2,249.3

Total current assets	36,974.1	36,262.8
Long-term investments:
Fixed maturity securities	501.5	560.8
Equity securities	32.9	32.8
Other invested assets	3,460.8	3,343.8
Property and equipment, net	2,237.6	2,174.9
Goodwill	20,185.5	19,231.2
Other intangible assets	9,076.0	8,368.4
Other noncurrent assets	832.0	565.3

Total assets	$73,300.4	$70,540.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,640.3	$7,991.5
Reserves for future policy benefits	71.5	69.9
Other policyholder liabilities	2,918.8	2,950.3

Total policy liabilities	10,630.6	11,011.7
Unearned income	2,115.9	860.3
Accounts payable and accrued expenses	5,816.7	5,024.4
Income taxes payable	194.9	—
Security trades pending payable	134.7	112.6
Securities lending payable	611.8	454.4
Short-term borrowings	1,125.0	1,275.0
Current portion of long-term debt	650.8	1,274.6
Other current liabilities	3,475.5	3,343.0

Total current liabilities	24,755.9	23,356.0
Long-term debt, less current portion	18,110.1	17,382.2
Reserves for future policy benefits, noncurrent	666.8	647.3
Deferred tax liabilities, net	1,812.9	1,726.5
Other noncurrent liabilities	942.3	925.1

Total liabilities	46,288.0	44,037.1

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	8,489.3	8,547.4
Retained earnings	19,241.1	18,054.4
Accumulated other comprehensive loss	(720.6)	(101.5)

Total shareholders’ equity	27,012.4	26,502.9

Total liabilities and shareholders’ equity	$73,300.4	$70,540.0

Anthem, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)	Three Months Ended March 31
	2018	2017
Operating activities
Net income	$1,312.5	$1,009.9
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses(gains) on financial instruments	26.1	(7.3)
Other-than-temporary impairment losses recognized in income	7.9	8.1
Loss on extinguishment of debt	19.1	—
Loss on disposal of assets	—	0.7
Deferred income taxes	(51.5)	(157.2)
Amortization, net of accretion	239.7	193.4
Depreciation expense	30.0	27.3
Share-based compensation	42.2	42.7
Changes in operating assets and liabilities:
Receivables, net	36.7	276.3
Other invested assets	(6.8)	(14.8)
Other assets	(391.8)	(205.2)
Policy liabilities	(560.8)	130.1
Unearned income	1,182.2	954.2
Accounts payable and accrued expenses	(300.4)	(223.8)
Other liabilities	147.4	40.3
Income taxes	536.8	659.7
Other, net	(54.4)	(46.2)

Net cash provided by operating activities	2,214.9	2,688.2
Investing activities
Purchases of fixed maturity securities	(2,235.4)	(4,030.1)
Proceeds from sales and maturities of fixed maturity securities	2,227.3	3,374.5
Purchases of equity securities	(566.3)	(367.0)
Proceeds from sales of equity securities	1,775.8	63.0
Purchases of other invested assets	(72.3)	(73.7)
Proceeds from sales of other invested assets	23.1	76.5
Change in collateral and settlements of non-hedging derivatives	—	0.4
Changes in securities lending collateral	(157.4)	(154.5)
Purchases of subsidiaries, net of cash acquired	(1,346.1)	—
Net purchases of property and equipment	(218.2)	(127.9)
Other, net	3.6	11.8

Net cash used in investing activities	(565.9)	(1,227.0)
Financing activities
Net proceeds from/(repayments of) commercial paper borrowings	(108.0)	1,719.1
Net proceeds from/(repayments of) short-term borrowings	(150.0)	100.0
Net proceeds from/(repayments of) long-term borrowings	173.3	(401.1)
Changes in securities lending payable	157.4	154.5
Changes in bank overdrafts	(124.4)	(168.9)
Proceeds from sale of put options	0.3	—
Repurchase and retirement of common stock	(394.7)	(50.7)
Change in collateral and settlements of debt-related derivatives	24.1	(8.0)
Cash dividends	(191.9)	(172.2)
Proceeds from issuance of common stock under employee stock plans	59.4	103.5
Taxes paid through withholding of common stock under employee stock plans	(73.2)	(41.9)

Net cash provided by/(used in) financing activities	(627.7)	1,234.3
Effect of foreign exchange rates on cash and cash equivalents	0.4	1.6

Change in cash and cash equivalents	1,021.7	2,697.1
Cash and cash equivalents at beginning of year	3,608.9	4,075.3

Cash and cash equivalents at end of period	$4,630.6	$6,772.4

Anthem, Inc.
Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2018	2017	2017	2016	2015
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,991.5	$7,892.6	$7,892.6	$7,569.8	$6,861.2
Ceded medical claims payable, beginning of period	(104.9)	(539.1)	(539.1)	(645.6)	(767.4)

Net medical claims payable, beginning of period	7,886.6	7,353.5	7,353.5	6,924.2	6,093.8

Business combinations and purchase adjustments	199.2	—	75.8	—	121.8
Net incurred medical claims:
Current year	17,271.1	17,968.5	71,872.3	66,371.4	60,708.4
Prior years redundancies(1)	(645.2)	(794.6)	(1,164.6)	(850.4)	(800.2)

Total net incurred medical claims	16,625.9	17,173.9	70,707.7	65,521.0	59,908.2

Net payments attributable to:
Current year medical claims	11,478.8	11,772.2	64,249.7	59,156.6	54,067.7
Prior years medical claims	5,627.1	5,288.9	6,000.7	5,935.1	5,131.9

Total net payments	17,105.9	17,061.1	70,250.4	65,091.7	59,199.6

Net medical claims payable, end of period	7,605.8	7,466.3	7,886.6	7,353.5	6,924.2
Ceded medical claims payable, end of period	34.5	454.3	104.9	539.1	645.6

Gross medical claims payable, end of period	$7,640.3	$7,920.6	$7,991.5	$7,892.6	$7,569.8

Current year medical claims paid as a percentage of current year net incurred medical claims	66.5%	65.5%	89.4%	89.1%	89.1%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	8.9%	12.1%	18.8%	14.0%	15.1%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	1.2%	1.8%	1.4%	1.4%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended March 31
(In millions, except per share data)	2018		2017	Change
Net income		$1,312.5	$1,009.9	30.0%
Add / (Subtract):
Net realized losses/(gains) on financial instruments		26.1	(7.3)
Amortization of other intangible assets		79.5	41.8
Other-than-temporary impairment losses recognized in income		7.9	8.1
Loss on extinguishment of debt		19.1	—
Transaction related costs		9.0	99.7
Penn Treaty assessment costs		—	253.8
Tax impact of non-GAAP adjustments		(33.3)	(140.6)

Net adjustment items		108.3	255.5

Adjusted net income		$1,420.8	$1,265.4	12.3%

Net income per diluted share		$4.99	$3.73	33.8%
Add / (Subtract):
Net realized losses/(gains) on financial instruments		0.10	(0.03)
Amortization of other intangible assets		0.30	0.15
Other-than-temporary impairment losses recognized in income		0.03	0.03
Loss on extinguishment of debt		0.07	—
Transaction related costs		0.03	0.37
Penn Treaty assessment costs		—	0.94
Tax impact of non-GAAP adjustments		(0.13)	(0.52)
Rounding Impact		0.02	0.01

Net adjustment items		0.42	0.95

Adjusted net income per diluted share		$5.41	$4.68	15.6%

	Full Year 2018 Outlook
Net income per diluted share		Greater than $14.12
Add / (Subtract):
Net realized losses on financial instruments		0.10
Other-than-temporary impairment losses recognized in income		0.03
Loss on extinguishment of debt		0.07
Transaction related costs		0.03
Amortization of other intangible assets		Approximately $1.32
Tax impact of non-GAAP adjustments		Approximately ($0.37)

Net adjustment items	Approximately $	1.18

Adjusted net income per diluted share		Greater than $15.30

	Three Months Ended March 31
(In millions)	2018		2017	Change

Reportable segments operating gain		$1,867.9	$1,585.4	17.8%
Net investment income		229.2	207.2
Net realized gains/(losses) on financial instruments		(26.1)	7.3
Other-than-temporary impairment losses recognized in income		(7.9)	(8.1)
Interest expense		(184.2)	(235.0)
Amortization of other intangible assets		(79.5)	(41.8)
Loss on extinguishment of debt		(19.1)	—

Income before income tax expense		$1,780.3	$1,515.0	17.5%

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively the ACA; trends in healthcare costs and utilization rates; our ability to contract with providers on cost-effective and competitive terms; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; reduced enrollment; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon, our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; competitive pressures, including competitor pricing, which could affect our ability to maintain or increase our market share; a negative change in our healthcare product mix; our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial positions; medical malpractice or professional liability claims or other risks related to healthcare services provided by our subsidiaries; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; failure to effectively maintain and modernize our information systems; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including CMS; state guaranty fund assessments for insolvent insurers; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; regional concentrations of our business and future public health epidemics and catastrophes; general risks associated with mergers, acquisitions and strategic alliances; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; and general economic downturns.